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F i n i s a r	Exhibit 99.1

Contact: Steve Workman VP Finance, Chief Financial Officer	NEWS RELEASE FOR IMMEDIATE RELEASE
Jan Gibson Investor Relations investor.relations@finisar.com Tel: 408-542-5050 Fax: 408-541-9579

FINISAR ANNOUNCES TERMINATION OF MERGER AGREEMENT
WITH MARLOW INDUSTRIES, INC.

SUNNYVALE, Calif.—(BUSINESS WIRE)—June 19, 2001—Finisar Corporation (Nasdaq: FNSR), a technology leader in gigabit fiber optic solutions for high-speed data networks, today reported that it has terminated the proposed acquisition of Marlow Industries, Inc., in accordance with the pertinent provisions of the merger agreement between the two companies.

"We are disappointed that adverse economic conditions, particularly in the telecommunications industry, prevent the acquisition of Marlow Industries from proceeding as planned," said Jerry Rawls, Finisar's President and CEO. "However, we continue to view Marlow Industries as a fine company and may continue to hold discussions with them concerning other ways in which we might work together or enter into a new agreement with revised economic terms."

ABOUT FINISAR

Finisar Corporation (Nasdaq: FNSR) is a technology leader of fiber optic subsystems and network performance test systems which enable high-speed data communications over Gigabit Ethernet local area networks (LANs), Fibre Channel storage area networks (SANs), and wide-area and metropolitan data networking applications (WANs and MANs). The Company is focused on the application of digital fiber optics to provide a broad line of high-performance, reliable, value-added optical subsystems for networking and storage equipment manufacturers. The Company's headquarters are located at 1308 Moffett Park Drive, Sunnyvale, CA 94089. For more information, visit the Company's web site at http://www.finisar.com.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACTS OF 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Finisar's expectations, beliefs, intentions, or strategies regarding the future.

All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the rapidly evolving markets for Finisar's products and uncertainty regarding the development of these markets; Finisar's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth; and intensive competition. Other risks relating to Finisar's business are set forth in Finisar's Annual Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.

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FINISAR ANNOUNCES TERMINATION OF MERGER AGREEMENT WITH MARLOW INDUSTRIES, INC.